PRESS RELEASE

Date: From: For Publication: Contact:	October 27, 2005 MutualFirst Financial, Inc. Immediately Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Third Quarter 2005 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the third quarter ended September 30, 2005 was $1.6 million, or $.36 for basic and $.35 for diluted earnings per share. This compared to net income for the comparable period in 2004 of $1.7 million, or $.38 for basic and $.37 for diluted earnings per share. Annualized return on assets was ..70% and return on equity was 7.16% for the third quarter of 2005 compared to .84% and 7.62% respectively, for the same period last year.

Net income for the nine months ended September 30, 2005 was $4.9 million or $1.12 for basic and $1.09 for diluted earnings per share. This compared to net income for the comparable period in 2004 of $5.5 million or $1.17 for basic and $1.13 for diluted earnings per share. Annualized return on average assets was .76% and return on average equity was 7.42% for the first three quarters of 2005 compared to .90% and 7.74% respectively, for the same period last year.

On September 16, 2005 the Bank completed the purchase of certain assets and assumption of certain liabilities of Fidelity Federal Savings Bank ("Fidelity") located in Marion, Indiana. The assets purchased included residential real estate mortgage loans of $55.4 million, consumer loans of $14.0 million, commercial real estate loans of $12.8 million and commercial business loans of $3.6 million.

With the addition of Fidelity's assets, MutualFirst's assets totaled $972.0 million at September 30, 2005, an increase from December 31, 2004 of $132.6 million, or 15.8%. Loans, excluding loans held for sale, increased $115.0 million or 16.0%. Consumer loans increased $24.2 million, or 12.4%, and commercial business loans increased $8.2 million, or 15.2%, while residential and commercial real estate loans held in portfolio increased $82.6 million or 17.7%. Mortgage loans held for sale decreased $2.9 million and mortgage loans sold during the first three quarters of 2005 totaled $12.2 million.

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Allowance for loan losses increased $1.3 million to $8.2 million, which includes additional reserves of $1.6 million acquired with the Fidelity purchase and assumption, when comparing September 30, 2005 to December 31, 2004. Net charge offs for the first three quarters of 2005 were $1.6 million or .30% of average loans on an annualized basis compared to $865,000, or .16% of average loans for the comparable period in 2004. The primary reason for the increase was a $240,000 charge-off of a commercial business loan to a distribution center that failed and the collateral (accounts receivable) have proven to be uncollectible. Also, the Bank wrote down $650,000 of an $800,000 commercial business loan because the business generates insufficient cash flow to service the debt and the value of the collateral (fixed assets) is not sufficient to pay off the total debt. As of September 30, 2005 allowance for loan losses as a percentage of loans receivable and non-performing loans was .98% and 119.1%, respectively.

Total deposits were $698.8 million at September 30, 2005 an increase of $98.4 million, or 16.4% from December 31, 2004. The increase included $75.9 million of deposits acquired in the Fidelity purchase and assumption. Total borrowings increased $31.4 million, including $20.5 million with the Fidelity acquisition, to $172.5 million at September 30, 2005 from $141.6 million at December 31, 2004.

Stockholders' equity was unchanged at $87.9 million at September 30, 2005 when compared to December 31, 2004. Increases due to net income of $4.9 million, Employee Stock Ownership Plan (ESOP) shares earned of $549,000, and RRP shares earned of $192,000 were offset by the repurchase of 179,000 shares of common stock for $4.2 million and dividend payments of $1.8 million. Also, the market value of securities available for sale compared to their book value decreased $278,000 from a loss of $89,000 at December 31, 2004 to a loss of $367,000 at September 30, 2005.

Net interest income increased $87,000 from $6.6 million for the three months ended September 30, 2004, to $6.7 million for the three months ended September 30, 2005. The primary reason for the improvement was due to a $55.4 million, or 7.3% increase in average interest earning assets partially offset by a 20 basis point decrease in the net interest margin reflecting the bank's liability sensitive nature as short term interest rates rise. Net interest income decreased $214,000 for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. The net interest margin decreased from 3.60% for the nine-month period ended September 30, 2004, to 3.41% for the comparable period in 2005 for the same reason mentioned above. This lower margin was partially offset by a $33.7 million, or 4.5% increase in average interest-earning assets when comparing the first three quarters of 2005 to that of 2004.

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The provision for loan losses for the first three quarters of 2005 was $1.3 million, compared to $1.1 million for last year's comparable period due primarily to the increased loan balances year to date. Non-performing loans to total loans at September 30, 2005 were .82% compared to .56% at September 30, 2004. Non-performing assets to total assets were .90% at September 30, 2005 compared to .61% at September 30, 2004. These increases are primarily due to a $1.9 million residential real estate loan secured by a first mortgage being over 90 days past due. Management is confident that the collateral is more than enough to cover the debt and that the Bank will have no loss related to this loan.

Non-interest income increased $76,000 or 4.9%, to $1.7 million for the three months ended September 30, 2005 compared to $1.6 million for the same period in 2004. Increases in service fee income, due to a new overdraft privilege program was partially offset by a $59,000 reduction in the gain on sale of loans due to reduced mortgage refinancing activity in the 2005 quarter and a $24,000 reduction in other income due primarily to reduced gains on the sale of real estate owned. For the nine month period ended September 30, 2005 non-interest income increased $322,000 or 7.0% to $4.9 million compared to $4.6 for the comparable period in 2004. The increase was due primarily to a $637,000 or 28.3% increase in service fee income and a $239,000 or 45.8% increase in commission income due to the overdraft privilege program and increased annuity sales. These increases were partially offset by a $405,000 reduction in the gain on sale of loans due to reduced mortgage refinancing activity in the 2005 period and a $84,000 reduction in other income due primarily to reduced gain on the sale of real estate owned.

Non-interest expense increased $334,000 or 6.1% to $5.8 million for the three months ended September 30, 2005 compared to $5.5 million for the same period in 2004. The increase was due primarily to increased occupancy and equipment expenses which were up $57,000 due to costs related to a new office opened in June of this year in Syracuse, Indiana. Also, we relocated our corporate and investment management and private banking staffs to a recently purchased office building located next to our main office in Muncie. Data processing fees increased $31,000 due to the addition of the new office and the expiration of several contractual credits from our service provider received in the 2004 period and not in the 2005 period. Other expenses increased $118,000 due to increases in legal and consulting services primarily related to regulatory compliance requirements and other general and administrative expense increases. Non-interest expense increased $977,000 or 6.1% to $17.0 million for the nine months ended September 30, 2005 compared to $16.0 million for the same period in 2005 for similar reasons mentioned above.

Income tax expense decreased $93,000 for the three months ended September 30, 2005 compared to the same period in 2004 due to less taxable income. The effective tax rate decreased from 27.3% to 26.3% due to an increased percentage of low income housing tax credits to taxable income when comparing the third quarter of 2005 to the third quarter of 2004. For the nine-month period ended September 30, 2005, income tax expense decreased $438,000 compared to the same period in 2004. The decrease was due primarily to decreased taxable income. The effective tax rate decreased to 27.1% from 29.0% due to an increased percentage of low income housing tax credits to taxable income when comparing the third half of 2005 to the third half of 2004.

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MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

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MUTUALFIRST FINANCIAL INC.

	30-Sep	31-Dec
Selected Financial Condition Data(Unaudited):	2005	2004

	(000)	(000)
Total Assets	$971,970	$839,387
Cash and cash equivalents	19,452	19,743
Loans held for sale	0	2,913
Loans receivable, net	826,707	713,022
Investment securities available for sale, at fair value	40,766	39,409
Total deposits	698,824	600,407
Total borrowings	172,549	141,572
Total stockholders' equity	87,912	87,860

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Jun	30-Sep
Selected Operations Data (Unaudited):	2005	2005	2004	2005	2004

	(000)	(000)	(000)	(000)	(000)

Total interest income	$12,087	$11,507	$10,979	$34,830	$33,224
Total interest expense	5,389	4,815	4,368	14,766	12,946

Net interest income	6,698	6,692	6,611	20,064	20,278
Provision for loan losses	444	444	350	1,331	1,107

Net interest income after provision
for loan losses	6,254	6,248	6,261	18,733	19,171

Non-interest income
Fees and service charges	1,013	990	806	2,889	2,251
Equity in gains (losses) of limited partnerships	44	(9)	69	18	90
Commissions	206	341	225	761	522
Net gain on loan sales and servicing	93	117	152	359	764
Increase in cash surrender value of life insurance	250	250	255	765	760
Other income	40	29	63	108	191

Total non-interest income	1,646	1,718	1,570	4,900	4,578

Non-interest expense
Salaries and benefits	3,435	3,380	3,304	10,221	10,073
Occupancy and equipment	806	791	748	2,418	2,129
Data processing fees	210	202	179	606	526
Deposit insurance expense	20	21	21	62	65
Marketing	204	193	208	536	449
Other expenses	1,117	1,048	999	3,133	2,756

Total non-interest expense	5,792	5,635	5,459	16,976	15,998

Income before taxes	2,108	2,331	2,372	6,657	7,751
Income tax provision	555	642	648	1,807	2,245

Net income	$1,553	$1,689	$1,724	$4,850	$5,506

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Average Balances, Net Interset Income, Yield Earned and Rates Paid
		Three			Nine
		mos ended			mos ended
		9/30/05			9/30/05

	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate

	(000)	(000)		(000)	(000)

Interest-Earning Assets:
Interest -bearing deposits	$ 2,169	$ 14	2.58%	$ 1,793	$ 27	2.01%
Mortgage-backed securities:
Available-for-sale	11,240	134	4.77	11,148	392	4.69
Investment securities:
Available-for-sale	30,169	298	3.95	29,432	803	3.64
Loans receivable	756,434	11,548	6.11	734,166	33,328	6.05
Stock in FHLB of Indianapolis	8,746	94	4.30	8,290	260	4.18

Total interest-earning assets (1)	808,758	12,088	5.98	784,829	34,810	5.91
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	72,944			71,044
Total assets	$881,702			$855,873
Interest-Bearing Liabilities:
Demand and NOW accounts	$ 57,980	38	0.26	$ 58,656	111	0.25
Savings deposits	59,607	75	0.50	61,062	182	0.40
Money market accounts	46,354	205	1.77	51,230	563	1.47
Certificate accounts	426,755	3,579	3.35	402,954	9,788	3.24

Total deposits	590,696	3,897	2.64	573,902	10,644	2.47
Borrowings	146,455	1,492	4.07	139,534	4,122	3.94

Total interest-bearing accounts	737,151	5,389	2.92	713,436	14,766	2.76
Non-interest bearing deposit accounts	43,291			41,314
Other liabilities	14,481			13,930
Total liabilities	794,923			768,680
Stockholders' equity	86,779			87,193
Total liabilities and stockholders' equity	$881,702			$855,873
Net earning assets	$71,607			$71,393
Net interest income		$ 6,699			$20,044
Net interest rate spread			3.06%			3.15%
Net yield on average interest-earning assets			3.31%			3.41%
Average interest-earning assets to
average interest-bearing liabilities			109.71%			110.01%

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	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
	2005	2005	2004	2005	2004

Selected Financial Ratios and Other Financial Data (Unaudited):
Share and per share data:
Average common shares outstanding
Basic	4,310,148	4,352,236	4,557,861	4,342,519	4,695,246
Diluted	4,417,051	4,464,114	4,698,863	4,460,734	4,851,521
Per share:
Basic earnings	$0.36	$0.39	$0.38	$1.12	$1.17
Diluted earnings	$0.35	$0.38	$0.37	$1.09	$1.13
Dividends	$0.13	$0.13	$0.12	$0.39	$0.35

Dividend payout ratio	37.14%	34.21%	32.43%	35.78%	30.97%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.70%	0.80%	0.84%	0.76%	0.90%
Return on average equity (ratio of net
income to average equity)(1)	7.16%	7.69%	7.62%	7.42%	7.74%
Interest rate spread information:
Average during the period(1)	3.06%	3.21%	3.39%	3.15%	3.33%

Net interest margin(1)(2)	3.31%	3.45%	3.51%	3.40%	3.60%

Efficiency Ratio	69.42%	67.00%	66.73%	68.00%	64.36%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	109.71%	109.90%	105.37%	110.01%	106.06%

Allowance for loan losses:
Balance beginning of period	$6,909	$6,737	$7,020	$6,867	$6,779
Charge offs:
One- to four- family	14	93	50	185	211
Multi-family	0	0	0	0	0
Commercial real estate	0	6	21	6	34
Construction or development	0	0	0	0	0
Consumer loans	319	237	228	835	737
Commercial business loans	505	150	254	897	369

Sub-total	838	486	553	1,923	1,351

Recoveries:
One- to four- family	10	9	1	22	21
Multi-family	0	0	0	0	0
Commercial real estate	0	120	154	120	314
Construction or development	0	0	0	0	0
Consumer loans	10	85	51	117	151
Commercial business loans	15	0	0	15	0

Sub-total	35	214	206	274	486
Net charge offs	803	272	347	1,649	865
Acquired with Fidelity Federal purchase	1,646			1,646
Additions charged to operations	444	444	350	1,332	1,109

Balance end of period	$8,196	$6,909	$7,023	$8,196	$7,023

Net loan charge-offs to average loans (1)	0.42%	0.15%	0.20%	0.30%	0.16%

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	September 30,	June 30,	September 30,
	2005	2005	2004

Total shares outstanding	4,580,129	4,608,013	4,781,778
Tangible book value per share	$16.18	$18.82	$18.58
Nonperforming assets (000's)
Loans: Non-accrual	$6,877	$4,386	$4,053
Past due 90 days or more	6	694	10

Total nonperforming loans	$6,883	$5,080	$4,063
Restructured Loans	117	120	120
Real estate owned	864	351	285
Other repossessed assets	866	985	625

Total nonperforming assets	$8,730	$6,536	$5,093
Asset Quality Ratios:
Non-performing assets to total assets	0.90%	0.78%	0.61%
Non-performing loans to total loans	0.82%	0.69%	0.57%
Allowance for loan losses to non-performing loans	119.08%	136.00%	172.85%
Allowance for loan losses to loans receivable	0.98%	0.94%	0.98%

(1) Ratios for the three and nine month periods have been annualized.
(2) Net interest income divided by average interest earning assets.

End